UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 12, 2016

Atlas Resource Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-35317	45-3591625
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, PA 15275

(Address of principal executive offices, including zip code)

800-251-0171

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 12, 2016, Atlas Resource Partners, L.P. (“Atlas”) received written notice (the “Notice”) from the New York Stock Exchange (the “NYSE”) that Atlas is not in compliance with the NYSE continued listing standards set forth in Section 802.01C of the NYSE Listed Company Manual because the average closing price of its common units was less than $1.00 over a consecutive 30 trading-day period.

In accordance with applicable NYSE procedures, Atlas plans to notify the NYSE by January 26, 2016 of its intention to cure this noncompliance. In accordance with the NYSE rules, Atlas has six months from the date of receipt of the Notice to achieve compliance with the continued listing standards of Section 802.01C. Atlas can regain compliance at any time during the six month cure period if Atlas’s common units have a closing price of at least $1.00 on the last trading day of any calendar month during the period and it has an average closing share price of at least $1.00 over the 30-trading day period ending on the last trading day of that month or on the last day of the cure period.

Atlas is actively monitoring the price of its common units and will consider available options to resolve the deficiency and achieve compliance with Rule 802.01C.

The Notice has no immediate impact on the listing of Atlas’ common units, which will continue to be listed and traded on the NYSE, subject to its continued compliance with other NYSE continued listing standards.

Item 7.01	Regulation FD Disclosure.

On January 13, 2016, Atlas issued a press release announcing that it has received the Notice. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are attached hereto and filed herewith

Exhibit No.	Description

99.1	Press release dated January 13, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS RESOURCE PARTNERS, L.P. By: Atlas Energy Group, LLC, its general partner

Dated: January 13, 2016	By:	/s/ Jeffrey M. Slotterback
	Name:	Jeffrey M. Slotterback
	Title:	Chief Financial Officer